UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 28, 2005

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 480-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

On February 28, 2005, Openwave Systems Inc. (the “Company”) entered into two sublease agreements (the “Sublease Agreements”) with Informatica Corporation (“Informatica”) to lease office space in the buildings known as 2100 Seaport Boulevard (Floors 1-4) and 2000 Seaport Boulevard (2nd Floor and part of the 1st floor) in Redwood City, California. Collectively, the Sublease Agreements cover approximately 186,732 square feet, in addition to access to another 5,030 square feet (collectively, the “Premises”). The Company intends for the Premises to serve as the Company’s corporate headquarters and to vacate its current corporate headquarters located at 1400 Seaport Boulevard, Redwood City, California.

The terms of the Sublease Agreements will begin on May 1, 2005 and end on June 29, 2013; however, the Company has a one time right to terminate each of the Sublease Agreements on July 30, 2009 by giving written notice to Informatica prior to October 31, 2008. The Sublease Agreements are triple-net subleases and the Company has a right of first refusal to lease additional space at 2000 Seaport Boulevard. The average base rent expense for the Premises for the first 4 years will be approximately $0.77 per square foot, or about $1.73 million per year. The average base rent for the remaining term of the leases shall be approximately $0.95 per square foot, or approximately $2.13 million per year. In addition, the Company initially expects common area and maintenance pass-through charges for the Premises, including real estate taxes, to be about $1.5 to $1.8 million per year. The Company expects to spend approximately $1.8 to $2.3 million for tenant improvements for the Premises.

The foregoing is a summary description of certain terms of the Sublease Agreements and is qualified in its entirety by the text of the Sublease Agreements. A copy of the Sublease Agreements will be filed as exhibits to the Company’s Quarterly Report for the quarter ended March 31, 2005.

Section 2 – Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion appearing above under Item 1.01 is hereby incorporated by reference in response to this Item 2.03.

Item 2.05. Costs Associated with Exit or Disposal Activities

On February 28, 2005, the Company entered into the Sublease Agreements for office space at 2000 and 2100 Seaport Boulevard and intends to vacate its current corporate headquarters at 1400 Seaport Boulevard, Redwood City, California (the “Current Space”). A description of the terms and conditions of the Sublease Agreements appear above under Item 1.01. The Company intends to relocate its corporate headquarters to take advantage of more favorable office lease terms which it expects will reduce its operating expenses over subsequent periods of the

Sublease Agreements. The Company expects to substantially complete the move by June 2005 and expects these combined actions to reduce operating expenses in the periods after the restructuring of approximately $30 to $40 million over the term of the Sublease Agreements.

As a result of this action, the Company expects to incur pre-tax restructuring charges of approximately $64 million to $81 million during the fourth quarter of fiscal year 2005 and the first quarter of fiscal year 2006, assuming substantial completion of the move from the Current Space to the new location by June, 2005. This accounting charge consists of:

•	approximately $51 million to $65 million in facilities exit charges, comprised of the net present value of lease payment obligations for the remaining approximately 8 years of the lease of the Current Space, net of estimated sublease income; and

•	approximately $13 million to $16 million of impairment of tenant improvements and other abandoned assets.

Of these amounts, the $51 million to $65 million in facilities exit charges will result in future cash expenditures over the remaining approximate 8 years of the lease for the Current Space, and none of the amount representing impairment of tenant improvements and other abandoned assets will result in future cash expenditures by the Company. The Company intends to sublease the office space at its Current Space.

The Company will accrete its obligations related to the facility exit charges to the then present value and, accordingly, will recognize additional accretion expense as a restructuring charge over the remaining term of lease for the Current Space, which is approximately 8 years. The Company expects the accretion charge to be approximately $9 million to $12 million over the remaining lease term for the Current Space.

The Company calculated the estimated costs for these restructuring charges based on current market information and trend analysis of the real estate market in the San Francisco Bay Area. Actual future cash requirements and the restructuring expense may differ if the Company is unable to sublease the excess facilities, the time period required to sublease the excess facilities differs from the Company’s estimates or the actual sublease income is different from current estimates. See Note 10 of the notes to the consolidated financial statements in the Company’s annual report on Form 10-K for the year ended June 30, 2004.

Item 2.06. Material Impairments

The discussion appearing above under Item 2.05 regarding the description of the impairment of tenant improvements and other abandoned assets is hereby incorporated by reference in response to this Item 2.06.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements about the Registrant’s plans, objectives, expectations and intentions, including forward-looking statements regarding the Registrant’s cost reduction plans, including the anticipated costs and timing of such plans. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including problems or delays in implementing the cost reduction plans, general economic conditions and other factors described in the Registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 9, 2005. The Registrant assumes no obligation to update forward-looking statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: March 3, 2005

OPENWAVE SYSTEMS INC.

By:	/s/ Joshua Pace
Name:	Joshua Pace
Title:	CFO and Sr. Vice President